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                                                                   EXHIBIT 10.29

                   AMENDMENT OF FOUNDING SCIENTIST'S AGREEMENT

WHEREAS, Antigenics Inc. ("Company") and Pramod Srivastava ("Founding Scientist") have signed and executed a Founding Scientist's Agreement ("Agreement") on March 28, 1995;

WHEREAS, the parties desire to amend the Agreement;

The Parties hereby agree and consent, as of this 1st day of January 2003, to:

         Amend Section 7 of the Agreement by deleting it in its entirety and replacing it by the following:

         7. Compensation. The Company shall pay the Founding Scientist annual compensation in the amount of one hundred seventy-five thousand dollars ($175,000) in exchange for the completion of scientific advisory services ("Services"), as mutually agreed to by the Company and the Founding Scientist during the term of this Agreement. Annual compensation shall be payable on the first day of each calendar year.

         7.1 Bonus. The Founding Scientist shall be eligible to receive an annual bonus in exchange for the performance of Services. Such bonus, if any, shall be made at the sole discretion of the Company's Compensation Committee of the Board of Directors.

         7.2 Stock Options. The Founding Scientist shall be eligible to receive stock option grants in exchange for the performance of Services. The grant of stock options, if any, shall be made at the sole discretion of the Compensation Committee of the Board of Directors.

         7.3 Reimbursement of Expenses. The Company shall reimburse the Founding Scientist for reasonable travel and other out-of-pocket expenses and costs incurred by the Founding Scientist in the performance of the Services, provided that the Consultant shall have submitted to the Company written expense statements and other supporting documentation in a form that is reasonably satisfactory to the Company. The Company shall provide the Consultant with a check for any amounts due under this Section 7.3 within thirty (30) days after the Company receives satisfactory documentation.

ACCEPTED AND AGREED:


 /s/ Garo H. Armen                       /s/ Pramod K. Srivastava
-------------------------               -------------------------
Garo H. Armen                           Pramod K. Srivastava
Chief Executive Officer                 Founding Scientist
Antigenics Inc.